Exhibit 99.1

PRESS RELEASE

The Parent Company Reports Second Quarter Financial Results

Announces Plans for Toys.com

•	Completes multi-year financing agreement with the D. E. Shaw group;

•	Signs agreement with Personal Shopper Inc, who will market select toys and baby products through catalogs, websites and in-store promotions;

•	Announces new merchandising partnership with leading online retailer drugstore.com;

•	Signs agreement to launch My Twinn dolls on Costco.com;

•	Signs agreement to extend eToys, BabyUniverse, My Twinn websites internationally with FiftyOne Global eCommerce solution

DENVER, Sept. 16 /PRNewswire-FirstCall/ — The Parent Company (Nasdaq: KIDS - News), a leading commerce, content and new media company for growing families, announced today its financial results for the second quarter ended August 2, 2008.

Net sales during the second quarter of fiscal 2008 increased 41.4% to $9,887,258, compared to net sales of $6,990,603 for the second quarter of fiscal 2007. Gross profit was 24.3% in the second quarter of 2008 and 2007. Net loss for the second quarter of fiscal 2008 was $7,583,774, or $0.31 per diluted share, compared to a net loss of $7,095,423, or $1.71 per diluted share, for the second quarter of fiscal 2007. Included in expenses for the quarters ended August 2, 2008 and August 4, 2007 were depreciation and amortization of $523,489 and $315,337, respectively. Stock-based compensation charges under FAS 123® were $237,000 and $10,026 for the quarters ended August 2, 2008 and August 4, 2007, respectively. Interest expense was $1,076,324 in the second quarter of fiscal 2008, compared to $2,156,203 in the second quarter of fiscal 2007.

Commenting on the second quarter of 2008, President and CEO Michael J. Wagner said, “This quarter represents a small portion of our overall year due to significant seasonality in the second half of the year. Sales in the second quarter reflected lower inventory levels related to delays in getting our financing completed. During the quarter, we completed a multi-year financing agreement with the D. E. Shaw group, which may provide up to $25 million of junior secured debt financing, $10 million of which became available in July.”

“We’ve made solid progress in a challenging environment and are moving forward on a number of initiatives that will come to fruition in the 2008 holiday season, where the majority of our sales are generated.”

“Last month, we signed an agreement with Personal Shopper Inc, who will market select toys and baby products from The Parent Company through catalogs, websites and in-store promotions. We also signed an agreement last month to merchandise and fulfill select toys sold on Drugstore.com. And we will extend our three flagship brands — eToys, BabyUniverse and My Twinn, to the international market this holiday season and offer a seamless shopping experience to a global audience. We’ll be introducing the My Twinn custom doll brand to Costco.com’s large U.S. customer base this holiday season.”

“We will launch a new content and search-related website on our Toys.com URL in October, sufficiently in advance of the holiday season. Toys.com will be a product search site, with product reviews and information. Customers will be able to search from a number of toy retail sites on toys.com. It’s a unique idea in terms of our marketing spend, as we will drive traffic to our own sites. And if customers choose to visit other sites, we will earn the affiliate revenues. We expect this site launch to represent our most significant revenue initiative to date in the content and advertising arena, utilizing one of our industry’s strongest domain names.”

“We will also launch a newly redesigned eToys site in October. The redesign will completely update the look and feel. We will highlight key toy brands and categories more prominently, give more presence to our higher- margin specialty brands, and offer improved navigation and product views. We will also give more visibility to customer reviews, best ratings by customers and most wished-for items. We’re excited about the new initiatives in the works.”

Year-to Date Results

Net sales during the first six months ended August 2, 2008 increased 39.0% to $19,833,600, compared to net sales of $14,268,033 for the first six months ended August 4, 2007. Gross profit was 28.6% in the first six months ended August 2, 2008, compared to 26.9% in the comparable period of the prior year. Net loss for first six months ended August 2, 2008 was $13,964,356, or $0.58 per diluted share, compared to a net loss of $13,773,120 or $3.31 per diluted share, for the first six months ended August 4, 2007. Included in expenses for the first six months ended August 2, 2008 and August 4, 2007 were depreciation and amortization of $1,052,458 and $624,974, respectively. Stock-based compensation charges under FAS 123® were $483,669 and $20,053 for the first six months ended August 2, 2008 and August 4, 2007, respectively. Interest expense was $1,709,403 in the first six months of fiscal 2008, compared to $3,735,886 in the first six months of fiscal 2007.

Chief Executive Officer, Michael Wagner, and Chief Financial Officer, Barry Hollingsworth, will discuss the Company’s earnings and operations on September 16th at 10 AM Eastern Time.

The conference call will be broadcast via live webcast and may be accessed at http://investor.theparentcompany.com/. Following the completion of the webcast, a recorded replay will be available for 30 days at the same Internet address. Listeners may also access the call by dialing 1-877-548-7903. A replay of the call is available by dialing 1-888-203-1112, password 6867384.

About The Parent Company

The Parent Company (formerly BabyUniverse, Inc.) is a leading commerce, content and new media company for growing families. The Parent Company provides comprehensive eCommerce and eContent resources to help families plan, play and grow. The company’s toy business offers thousands of toys and children’s products through its eToys.com web site, catalogs and strategic retail partnerships; and personalized dolls and accessories through its My Twinn.com brand. Through its baby business, the company is a leading online retailer of brand-name baby, toddler and maternity products sold through the BabyUniverse.com and DreamtimeBaby.com web sites. The company’s luxury brands, PoshTots.com and PoshLiving.com, reach the country’s most affluent consumers with luxury baby apparel and furnishings. With its content sites, BabyTV.com, PoshCravings.com and ePregnancy.com, The Parent Company has established a recognized platform for the delivery of content and new media resources to a national audience of expectant parents. The Parent Company is a market-leading digital content and eCommerce company focused on parents.

Special Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties relating to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. You are advised to consult further disclosures we may make on related subjects in our future filings with the Securities and Exchange Commission.

In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

The Parent Company and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	August 2, 2008	August 4, 2007	August 2, 2008	August 4, 2007
Net sales	$9,887,258	$6,990,603	$19,833,600	$14,268,033
Cost of sales	7,487,848	5,289,434	14,156,411	10,430,011

Gross profit	2,399,410	1,701,169	5,677,189	3,838,022
Operating expenses:
Fulfillment	2,135,928	2,057,593	4,168,464	3,865,979
Selling and marketing	2,684,523	1,301,403	5,059,423	2,755,585
General and adminstrative	4,086,409	2,906,345	8,704,862	5,593,624

Total operating expenses	8,906,860	6,265,341	17,932,749	12,215,188
Operating loss	(6,507,450)	(4,564,172)	(12,255,560)	(8,377,166)
Other income (expense), net	—	(11,461)	608	(13,416)
Interest expense, net	(1,076,324)	(2,156,203)	(1,709,403)	(3,735,886)

Loss from continuing operations before income taxes	(7,583,774)	(6,731,836)	(13,964,356)	(12,126,468)
Income tax benefit	—	—	—	—
Loss from discontinued operations, net of tax	—	(363,587)	—	(1,646,652)

Net loss	$(7,583,774)	$(7,095,423)	$(13,964,356)	$(13,773,120)
Preferred stock dividends	—	(233,366)	—	(459,051)

Net loss attributable to common shareholders	$(7,583,774)	$(7,328,789)	$(13,964,356)	$(14,232,171)

Basic and diluted earnings per share
Loss from continuing operations attributable to common shareholders	$(0.31)	$(1.62)	$(0.58)	$(2.93)
Loss from discontinued operations	$—	$(0.09)	$—	$(0.38)

Net loss attributable to common shareholders	$(0.31)	$(1.71)	$(0.58)	$(3.31)

Shares used in computation of earnings per share Basic and diluted	24,244,902	4,293,373	24,242,283	4,293,373

The Parent Company. and Subsidiaries

Consolidated Balance Sheets

	August 2, 2008	February 2, 2008
	(Unaudited)
Assets
Cash and cash equivalents	$167,108	$206,589
Accounts receivable, net	1,158,903	2,162,992
Inventory	17,125,135	17,785,846
Prepaid expenses and other current assets	2,942,831	2,109,435

Total current assets	21,393,977	22,264,862
Fixed assets, net	4,518,265	4,979,361
Goodwill	63,869,975	63,869,975
Intangible assets, net of amortization	5,245,431	5,446,909
Other assets, net	554,437	441,643

Total assets	$95,582,085	$97,002,750

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$3,102,681	$15,334,449
Accrued expenses and other current liabilities	1,501,447	2,164,844
Revolving line of credit	17,895,272	2,845,253
Capital leases – current	4,239	341,465
Deferred rent	247,043	61,458
Deferred revenue	400,787	440,633

Total current liabilities	23,151,469	21,188,102
Non-current liabilities:
Note payable to related party, net of discount of $3,091,217	6,908,783	—
Lease payable- long-term	12,804	14,959

Total liabilities	30,073,056	21,203,061
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 24,246,136 and 24,239,665 shares issued and outstanding as of August 2, 2008 and February 2, 2008, respectively	24,246	24,240
Additional paid-in capital	147,705,107	144,031,413
Accumulated deficit	(82,220,324)	(68,255,964)

Total stockholders’ equity	65,509,029	75,799,689

Total liabilities and stockholders’ equity	$95,582,085	$97,002,750